EXHIBIT 99.1

PRESS RELEASE DATED JULY 25, 2018

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2018 RESULTS

NOTABLE ITEMS INCLUDE:

•
DILUTED EARNINGS PER SHARE INCREASED 27.8% TO $0.23 FOR THE SECOND QUARTER OF 2018, COMPARED TO $0.18 FOR THE SECOND QUARTER OF 2017, AND 4.5% COMPARED TO $0.22 FOR THE FIRST QUARTER OF 2018, BENEFITING FROM TAX REFORM

•	TOTAL ASSETS INCREASED TO $4.19 BILLION, OR 4.9%, FROM YEAR END 2017, DRIVEN BY:

•	STRONG LOAN ORIGINATIONS, AS ORIGINATED LOANS, NET, INCREASED $122.6 MILLION, OR 5%

•	AN INCREASE IN OUR SECURITIES PORTFOLIO OF $111.9 MILLION, OR 21%

•	DEPOSITS, EXCLUDING BROKERED, INCREASED 4.1% FROM YEAR END 2017

•
NET INTEREST MARGIN DECREASED TO 2.85%, OR 12 BASIS POINTS, FOR THE SECOND QUARTER OF 2018, AS COMPARED TO 2.97% FOR THE SECOND QUARTER OF 2017, AND EIGHT BASIS POINTS COMPARED TO 2.93% FOR THE FIRST QUARTER OF 2018, DRIVEN BY THE INCREASED COST OF DEPOSITS

•	EFFICIENCY RATIO IMPROVED TO 56.4% IN THE SECOND QUARTER OF 2018 AS COMPARED TO 56.6% FOR THE SECOND QUARTER OF 2017 AND 57.2% FOR THE FIRST QUARTER OF 2018

•	ASSET QUALITY CONTINUES TO REMAIN STRONG WITH NON-PERFORMING ASSETS AT 0.17% OF TOTAL ASSETS AND NON-PERFORMING LOANS AT 0.20% OF TOTAL LOANS

•	CASH DIVIDEND DECLARED OF $0.10 PER SHARE OF COMMON STOCK, PAYABLE AUGUST 22, 2018, TO STOCKHOLDERS OF RECORD AS OF AUGUST 8, 2018

WOODBRIDGE, NEW JERSEY, JULY 25, 2018....NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.23 and $0.45, respectively, for the quarter and six months ended June 30, 2018, compared to basic and diluted earnings per common share of $0.18 and $0.39, respectively, for the quarter and six months ended June 30, 2017. Earnings for the quarter and six months ended June 30, 2018, benefited from a lower effective tax rate due to the impact of recently enacted federal tax reform (the “Tax Reform Act”), which reduced the federal statutory corporate tax rate to 21% from 35% effective January 1, 2018. Earnings for the three and six months ended June 30, 2018, also benefited from excess tax benefits of $1.3 million, or $0.03 per diluted share, and $2.1 million, or $0.05 per diluted share, respectively. Earnings for the three and six months ended June 30, 2017, benefited from excess tax benefits of $593,000, or $0.01 per diluted share, and $2.3 million, or $0.05 per diluted share, respectively, related to the exercise or vesting of equity awards. Earnings for the six months ended June 30, 2017, also reflect $1.5 million, or $0.03, per diluted share of tax-exempt income from bank-owned life insurance proceeds in excess of the cash surrender value of the policies.
Commenting on the second quarter 2018 results, Steven M. Klein, the Company's President and Chief Executive Officer, noted, “Earnings continued to increase in the second quarter as growth in loans and securities, funded through deposit growth and borrowings, provided us the opportunity to further leverage our significant capital base.” Mr. Klein commented further, “In addition to our successes in growing loans and deposits, we achieved increases in both net interest income and non-interest income, while reducing our efficiency ratio. The rise in market interest rates, while increasing competition for deposits and placing downward pressure on our net interest margin, also presents opportunities to invest in higher yielding, shorter term, high quality securities to increase our earnings and liquidity, while maintaining an appropriate interest rate risk position.”
Mr. Klein further noted, “I'm pleased to announce that the Board of Directors has declared a dividend of $0.10 per common share, payable on August 22, 2018, to stockholders of record on August 8, 2018.”

Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2018 and 2017

Net income was $21.1 million and $18.4 million for the six months ended June 30, 2018, and June 30, 2017, respectively. Significant variances from the comparable prior year period are as follows: a $1.7 million increase in net interest income, a $1.7 million decrease in non-interest income, and a $2.5 million decrease in income tax expense.

Net interest income for the six months ended June 30, 2018, increased $1.7 million, or 3.2%, to $55.3 million, from $53.6 million for the six months ended June 30, 2017, primarily due to a $266.1 million, or 7.4%, increase in our average interest-earning assets, partially offset by a 12 basis point decrease in our net interest margin to 2.89% from 3.01% for the six months ended June 30, 2017. The increase in average interest-earning assets was due to increases in average loans outstanding of $144.7 million, average mortgage-backed securities of $64.0 million, average other securities of $49.4 million, and average interest-earning deposits in financial institutions of $9.3 million, partially offset by a decrease in average Federal Home Loan Bank of New York (“FHLBNY”)
stock of $1.3 million. The increase in average loans was primarily due to strong originated loan growth as well as loan pool purchases during the first quarter of 2018. Net interest income for the six months ended June 30, 2018, included loan prepayment income of $1.1 million as compared to $520,000 for the six months ended June 30, 2017. Yields earned on interest-earning assets increased six basis points to 3.69% for the six months ended June 30, 2018, from 3.63% for the six months ended June 30, 2017, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 23 basis points to 1.03% for the six months ended June 30, 2018, from 0.80% for the six months ended June 30, 2017, due to higher rates on interest-bearing deposits and borrowed funds, attributable to the rising rate environment

The provision for loan losses decreased by $179,000 to $704,000 for the six months ended June 30, 2018, from $883,000 for the six months ended June 30, 2017, primarily due to improving asset quality trends, including a decrease in criticized loans, and an improvement in historical loss rates. Net recoveries for the six months ended June 30, 2018, were $18,000, as compared to net recoveries of $127,000 for the six months ended June 30, 2017.

Non-interest income decreased $1.7 million, or 26.4%, to $4.8 million for the six months ended June 30, 2018, from $6.6 million for the six months ended June 30, 2017, primarily due to a decrease of $1.6 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, received in the first quarter of 2017, and a decrease of $191,000 in gains on securities transactions, net. Securities gains, net, during the six months ended June 30, 2018, included gains of $302,000 related to the Company’s trading portfolio, compared to gains of $668,000 in the comparative prior year period. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense remained level at $34.2 million for both six-month periods ended June 30, 2018 and June 30, 2017.

The Company recorded income tax expense of $4.2 million for the six months ended June 30, 2018, compared to $6.8 million for the six months ended June 30, 2017. The effective tax rate for the six months ended June 30, 2018, was 16.8% compared to 26.9% for the six months ended June 30, 2017, reflecting the reduction of the federal statutory corporate tax rate to 21% from 35% by the Tax Reform Act, partially offset by lower excess tax benefits. Excess tax benefits were $2.1 million for the current period as compared to $2.3 million for the prior year period. Excess tax benefits will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards. The Company has approximately 335,000 options outstanding at June 30, 2018, from its 2009 grants which expire on January 30, 2019, at a weighted average price of $7.09 per share and a weighted average grant date fair value of $2.30 per share. To the extent these options are exercised during the remainder of 2018, this will result in additional tax benefits which will have a positive effect on our effective tax rate. The effective tax rate for the six months ended June 30, 2017, benefited from $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

On July 1, 2018, the State of New Jersey enacted new legislation that created a temporary surtax effective for tax years 2018 through 2021 and will require companies to file combined tax returns beginning in 2019. Management is currently evaluating the effect of this new legislation on our net deferred tax asset and future tax expense.  We anticipate that we will realize a tax benefit during the third quarter of 2018 due to the write up of our net deferred tax asset and, prospectively, our state tax expense will increase.

Comparison of Operating Results for the Three Months Ended June 30, 2018 and 2017

Net income was $10.6 million and $8.4 million for the quarters ended June 30, 2018, and June 30, 2017, respectively. Significant variances from the comparable prior year quarter are as follows: an $861,000 increase in net interest income, a $159,000 increase in the provision for loan losses, a $422,000 increase in non-interest expense, and a $1.9 million decrease in income tax expense.

Net interest income for the quarter ended June 30, 2018, increased $861,000, or 3.2%, primarily due to a $276.9 million, or 7.6%, increase in our average interest-earning assets, partially offset by a 12 basis point decrease in our net interest margin to 2.85% from 2.97% for the quarter ended June 30, 2017. The increase in average interest-earning assets was due to increases in average loans outstanding of $132.0 million, average mortgage-backed securities of $93.3 million, and average other securities of $65.6 million, partially offset by decreases of $12.9 million in average interest-earning deposits in financial institutions and $1.1 million in average FHLBNY stock. The increase in average loans was primarily due to originated loan growth. Net interest income for the quarter ended June 30, 2018 included loan prepayment income of $479,000, as compared to $193,000 for the quarter ended June 30, 2017. Yields earned on interest-earning assets increased eight basis points to 3.69% for the quarter ended June 30, 2018, from 3.61% for the quarter ended June 30, 2017, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 26 basis points to 1.08% for the current quarter as compared to 0.82% for the comparable prior year quarter, due to higher rates on interest-bearing deposits and borrowed funds, attributable to the rising rate environment.

The provision for loan losses increased by $159,000 to $670,000 for the quarter ended June 30, 2018, from $511,000 for the quarter ended June 30, 2017, primarily due to originated loan growth, partially offset by improving asset quality trends, including a decrease in criticized loans, and an improvement in historical loss rates. Net recoveries were $40,000 for the quarter ended June 30, 2018, compared to net charge-offs of $190,000 for the quarter ended June 30, 2017.

Non-interest income remained level at $2.4 million for both quarters ended June 30, 2018 and June 30, 2017.

Non-interest expense increased $422,000, or 2.5%, to $17.0 million for the quarter ended June 30, 2018, from $16.6 million for the quarter ended June 30, 2017. The increase was due primarily to increases of $496,000 in other expense, primarily due to higher advertising expense and higher directors' fees and equity award expense; $314,000 in professional fees; and $254,000 in occupancy costs, primarily due to higher rent expense attributable to a new branch office and expanded space in our corporate offices. Partially offsetting these increases was a decrease of $653,000 in employee compensation and benefits.

The Company recorded income tax expense of $1.9 million for the quarter ended June 30, 2018, compared to $3.8 million for the quarter ended June 30, 2017. The effective tax rate for the quarter ended June 30, 2018, was 15.1% compared to 31.2% for the quarter ended June 30, 2017, reflecting the reduction of the federal statutory corporate tax rate to 21% from 35%, and higher excess tax benefits of $1.3 million for the current quarter as compared to $593,000 for the comparable prior year quarter.

Comparison of Operating Results for the Three Months Ended June 30, 2018, and March 31, 2018

Net income was $10.6 million and $10.4 million for the quarters ended June 30, 2018, and March 31, 2018, respectively. Significant variances from the prior quarter are as follows: a $226,000 increase in net interest income, a $636,000 increase in the provision for loan losses, and a $451,000 decrease in income tax expense.

Net interest income for the quarter ended June 30, 2018, increased by $226,000, or 0.8%, primarily due to an $88.5 million, or 2.3%, increase in our average interest-earning assets, partially offset by an eight basis point decrease in our net interest margin to 2.85% from 2.93% for the quarter ended March 31, 2018. The increase in average interest-earning assets was due to increases in average loans outstanding of $41.6 million, average mortgage-backed securities of $36.0 million, average other securities of $35.6 million, and average FHLBNY stock of $667,000, partially offset by a decrease of $25.3 million in average interest-earning deposits in financial institutions. Net interest income for the quarter ended June 30, 2018 included loan prepayment income of $479,000, as compared to $628,000 for the quarter ended March 31, 2018. Yields earned on interest-earning assets remained level at 3.69% for both the current and prior quarters while the cost of interest-bearing liabilities increased by 10 basis points to 1.08% from 0.98% for the quarter ended March 31, 2018.

The provision for loan losses increased by $636,000 to $670,000 for the quarter ended June 30, 2018, from $34,000 for the quarter ended March 31, 2018, primarily due to originated loan growth in the current quarter.

Non-interest income remained level at $2.4 million for both quarters ended June 30, 2018 and March 31, 2018. Non-interest expense also remained level at $17.0 million and $17.1 million for the quarters ended June 30, 2018, and March 31, 2018, respectively.

The Company recorded income tax expense of $1.9 million for the quarter ended June 30, 2018, compared to $2.3 million for the quarter ended March 31, 2018. The effective tax rate for the quarter ended June 30, 2018 was 15.1% compared to 18.3% for the quarter ended March 31, 2018, the decrease being primarily due to higher excess tax benefits of $1.3 million for the current quarter as compared to $869,000 for the prior quarter.

Financial Condition
Total assets increased $196.7 million, or 4.9%, to $4.19 billion at June 30, 2018, from $3.99 billion at December 31, 2017. The increase was primarily due to an increase in our available-for sale debt securities portfolio of $111.5 million and an increase in loans held-for-investment, net, of $79.3 million.

As of June 30, 2018, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 411%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include, monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $79.3 million to $3.22 billion at June 30, 2018, from $3.14 billion at December 31, 2017. Originated loans held-for-investment, net, totaled $2.55 billion at June 30, 2018, as compared to $2.43 billion at December 31, 2017. The increase was primarily due to an increase in multifamily real estate loans of $64.7 million, or 3.7%, to $1.80 billion at June 30, 2018, from $1.74 billion at December 31, 2017, and an increase in commercial real estate loans of $54.3 million, or 12.2%, to $499.5 million at June 30, 2018, from $445.2 million at December 31, 2017, partially offset by decreases in acquired loans and purchased credit-impaired (“PCI”) loans.

The following tables detail our multifamily real estate originations for the six months ended June 30, 2018 and 2017 (dollars in thousands):

For the Six Months Ended June 30, 2018
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$159,649	3.77%	69%	77	V	25 to 30 Years
6,615	4.07%	38%	180	F	15 Years
$166,264	3.78%	68%

For the Six Months Ended June 30, 2017
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$192,407	3.55%	60%	80	V	15 to 30 Years
750	5.00%	48%	1	V	Line of Credit (2-Year Term)
7,640	3.89%	27%	180	F	15 Years
$200,797	3.57%	59%
Acquired loans decreased by $41.9 million to $650.9 million at June 30, 2018, from $692.8 million at December 31, 2017, primarily due to paydowns, partially offset by purchases of one-to-four family residential mortgage loan pools during the first quarter of 2018, totaling $37.5 million.
PCI loans totaled $21.3 million at June 30, 2018, as compared to $22.7 million at December 31, 2017. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.0 million and $2.1 million attributable to PCI loans for the three and six months ended June 30, 2018, respectively, as compared to $1.3 million and $2.8 million for the three and six months ended June 30, 2017, respectively.

The Company’s available-for-sale debt securities portfolio increased by $111.5 million, or 21.7%, to $625.3 million at June 30, 2018, from $513.8 million at December 31, 2017. The increase was primarily attributable to purchases of mortgage-backed and corporate securities, partially offset by paydowns and sales. At June 30, 2018, $515.8 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $109.1 million in corporate bonds, all of which were considered investment grade at June 30, 2018, and $279,000 in municipal bonds.

Total liabilities increased $186.0 million, or 5.5%, to $3.54 billion at June 30, 2018, from $3.35 billion at December 31, 2017. The increase was primarily attributable to an increase in deposits of $130.3 million, an increase in other borrowings of $54.8 million, and an increase in advance payments by borrowers for taxes and insurance of $3.2 million, partially offset by a decrease in securities sold under agreements to repurchase of $2.0 million.

Deposits increased $130.3 million, or 4.6%, to $2.97 billion at June 30, 2018, as compared to $2.84 billion at December 31, 2017. The increase was attributable to an increase of $233.5 million in certificates of deposit, partially offset by decreases of $39.8 million in transaction accounts, and $63.4 million in savings and money market accounts. The following table shows the distribution of our deposits by account type at June 30, 2018, March 31, 2018, and December 31, 2017 (dollars in thousands):

	June 30, 2018	March 31, 2018	December 31, 2017
Transaction:
Non-interest bearing checking
Business customers	$230,851	$221,942	$225,629
Municipal customers	14,638	16,088	18,682
Retail customers	165,938	167,887	162,956
Total non-interest bearing checking	411,427	405,917	407,267
Negotiable orders of withdrawal
Business customers	135,733	138,173	137,705
Municipal customers	247,750	302,758	285,122
Retail customers	37,684	39,535	42,313
Total negotiable orders of withdrawal	421,167	480,466	465,140
Total transaction	832,594	886,383	872,407
Savings:
Savings	417,665	415,443	424,789
Money market
Business customers	102,701	92,139	84,384
Municipal customers	34,187	38,036	41,777
Retail customers	607,665	645,254	674,693
Total money market	744,553	775,429	800,854
Total savings	1,162,218	1,190,872	1,225,643
Certificates of deposit:
Brokered deposits	170,835	144,279	150,639
Under $250,000	149,507	134,003	110,964
$250,000 or more	652,127	549,539	477,326
Total certificates of deposit	972,469	827,821	738,929
Total deposits	$2,967,281	$2,905,076	$2,836,979

Borrowings and securities sold under agreements to repurchase increased by $52.8 million, or 11.2%, to $524.3 million at June 30, 2018, from $471.5 million at December 31, 2017. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at June 30, 2018 (dollars in thousands):

Year	Amount	Weighted Average Rate
2018	$97,080	1.75%
2019	123,502	1.48%
2020	90,000	1.65%
2021	70,000	1.80%
2022	20,000	1.97%
Thereafter	75,000	2.85%
	$475,582	1.85%

Total stockholders’ equity increased by $10.8 million to $649.7 million at June 30, 2018, from $638.9 million at December 31, 2017. The increase was primarily attributable to net income of $21.1 million for the six months ended June 30, 2018, and to a lesser extent a $5.2 million increase related to ESOP and equity award activity. These increases were partially offset by dividend payments of $9.3 million and a $6.2 million increase in unrealized losses on our securities available-for-sale portfolio as a result of the increased interest rate environment.
Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2018, and December 31, 2017 (dollars in thousands):

	June 30, 2018	December 31, 2017
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$4,620	$4,087
One-to-four family residential	964	774
Multifamily	568	417
Home equity and lines of credit	154	156
Commercial and industrial	72	74
Total non-accrual loans	6,378	5,508
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
One-to-four family residential	—	27
Other	—	1
Total loans delinquent 90 days or more and still accruing	—	28
Total non-performing loans	6,378	5,536
Other real estate owned	850	850
Total non-performing assets	$7,228	$6,386
Non-performing loans to total loans	0.20%	0.18%
Non-performing assets to total assets	0.17%	0.16%
Loans subject to restructuring agreements and still accruing	$16,758	$18,003
Accruing loans 30 to 89 days delinquent	$14,552	$12,044

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $14.6 million and $12.0 million at June 30, 2018, and December 31, 2017, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2018, and December 31, 2017 (dollars in thousands):

	June 30, 2018	December 31, 2017
Held-for-investment
Real estate loans:
Commercial	$6,633	$4,347
One-to-four family residential	6,154	4,162
Multifamily	1,596	3,298
Construction and land	2	6
Home equity and lines of credit	114	—
Commercial and industrial loans	44	202
Other loans	9	29
Total delinquent accruing loans held-for-investment	$14,552	$12,044

PCI Loans (Held-for-Investment)

At June 30, 2018, 7.1% of PCI loans were past due 30 to 89 days, and 24.1% were past due 90 days or more, as compared to 10.8% and 17.1%, respectively, at December 31, 2017.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,		March 31	June 30,
	2018	2017	2018	2018	2017
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7) (8)	1.03%	0.86%	1.04%	1.04%	0.95%
Return on equity (ratio of net income to average equity) (7) (8)	6.58	5.30	6.61	6.59	5.86
Average equity to average total assets	15.61	16.26	15.79	15.70	16.28
Interest rate spread	2.61	2.79	2.71	2.66	2.83
Net interest margin	2.85	2.97	2.93	2.89	3.01
Efficiency ratio(2) (8)	56.40	56.63	57.18	56.79	56.78
Non-interest expense to average total assets	1.65	1.70	1.71	1.68	1.78
Non-interest expense to average total interest-earning assets	1.75	1.84	1.82	1.78	1.92
Average interest-earning assets to average interest-bearing liabilities	128.83	128.63	128.55	128.69	128.67
Asset Quality Ratios:
Non-performing assets to total assets	0.17	0.19	0.16	0.17	0.19
Non-performing loans(3) to total loans(4)	0.20	0.21	0.18	0.20	0.21
Allowance for loan losses to non-performing loans held-for-investment	421.48	441.01	463.05	421.48	441.01
Allowance for loan losses to originated loans held-for-investment, net(5)	1.02	1.07	1.04	1.02	1.07
Allowance for loan losses to total loans held-for-investment, net(6)	0.83	0.84	0.83	0.83	0.84

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, and acquired loans.

(5)	Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) The three months ended June 30, 2018, March 31, 2018, and June 30, 2017, include excess tax benefits of $1.3 million, $869,000, and $593,000, respectively, related to the exercise or vesting of equity awards. The six months ended June 30, 2018 and June 30, 2017, include excess tax benefits of $2.1 million and $2.3 million, respectively, related to the exercise or vesting of equity awards. Excess tax benefits will fluctuate based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.
(8) The six months ended June 30, 2017, includes $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2018	March 31, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$13,538	$16,269	$17,446
Interest-bearing deposits in other financial institutions	45,195	36,305	40,393
Total cash and cash equivalents	58,733	52,574	57,839
Trading securities	10,167	9,822	9,597
Debt securities available-for-sale, at estimated fair value	625,279	592,574	513,782
Debt securities held-to-maturity, at amortized cost	9,819	9,873	9,931
Equity securities	1,301	1,194	1,339
Originated loans held-for-investment, net	2,547,920	2,427,755	2,425,275
Loans acquired	650,875	696,695	692,803
Purchased credit-impaired (PCI) loans held-for-investment	21,331	22,084	22,741
Loans held-for-investment, net	3,220,126	3,146,534	3,140,819
Allowance for loan losses	(26,882)	(26,172)	(26,160)
Net loans held-for-investment	3,193,244	3,120,362	3,114,659
Accrued interest receivable	11,413	11,125	10,713
Bank owned life insurance	152,298	151,386	150,604
Federal Home Loan Bank of New York stock, at cost	27,718	24,433	25,046
Premises and equipment, net	25,058	25,285	25,746
Goodwill	38,411	38,411	38,411
Other real estate owned	850	850	850
Other assets	33,867	31,320	32,900
Total assets	$4,188,158	$4,069,209	$3,991,417

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$2,967,281	$2,905,076	$2,836,979
Securities sold under agreements to repurchase	—	—	2,000
Federal Home Loan Bank advances and other borrowings	524,335	456,272	469,549
Advance payments by borrowers for taxes and insurance	18,009	18,206	14,798
Accrued expenses and other liabilities	28,878	46,837	29,214
Total liabilities	3,538,503	3,426,391	3,352,540
Total stockholders’ equity	649,655	642,818	638,877
Total liabilities and stockholders’ equity	$4,188,158	$4,069,209	$3,991,417

Total shares outstanding	49,481,589	49,126,879	48,803,885
Tangible book value per share (1)	$12.33	$12.28	$12.28

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.2 million, $1.3 million, and $1.4 million at June 30, 2018, March 31, 2018, and December 31, 2017, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Interest income:
Loans	$31,456	$29,653	$30,787	$62,243	$58,661
Mortgage-backed securities	3,068	2,260	2,726	5,794	4,616
Other securities	821	283	502	1,323	535
Federal Home Loan Bank of New York dividends	398	325	414	812	696
Deposits in other financial institutions	192	139	253	445	221
Total interest income	35,935	32,660	34,682	70,617	64,729
Interest expense:
Deposits	6,050	3,899	5,211	11,261	7,519
Borrowings	2,115	1,852	1,927	4,042	3,624
Total interest expense	8,165	5,751	7,138	15,303	11,143
Net interest income	27,770	26,909	27,544	55,314	53,586
Provision for loan losses	670	511	34	704	883
Net interest income after provision for loan losses	27,100	26,398	27,510	54,610	52,703
Non-interest income:
Fees and service charges for customer services	1,147	1,107	1,214	2,361	2,325
Income on bank owned life insurance	914	1,010	954	1,868	3,468
Gains on securities transactions, net	313	256	161	473	664
Other	71	64	76	147	127
Total non-interest income	2,445	2,437	2,405	4,849	6,584
Non-interest expense:
Compensation and employee benefits	9,121	9,774	9,117	18,238	19,746
Occupancy	2,950	2,696	3,096	6,046	5,653
Furniture and equipment	252	287	256	508	592
Data processing	1,150	1,120	1,224	2,374	2,281
Professional fees	909	595	763	1,672	1,465
FDIC insurance	274	258	297	571	516
Other	2,384	1,888	2,373	4,757	3,909
Total non-interest expense	17,040	16,618	17,126	34,166	34,162
Income before income tax expense	12,505	12,217	12,789	25,293	25,125
Income tax expense(1)	1,893	3,807	2,344	4,237	6,767
Net income	$10,612	$8,410	$10,445	$21,056	$18,358
Net income per common share:
Basic	$0.23	$0.19	$0.23	$0.46	$0.41
Diluted	$0.23	$0.18	$0.22	$0.45	$0.39
Basic average shares outstanding	46,184,918	45,252,136	45,780,027	45,983,895	45,137,791
Diluted average shares outstanding	47,109,977	46,831,362	46,999,775	47,056,299	46,879,259

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,173,787	$31,456	3.98%	$3,132,162	$30,787	3.99%	$3,041,774	$29,653	3.91%
Mortgage-backed securities (3)	522,009	3,068	2.36	486,045	2,726	2.27	428,757	2,260	2.11
Other securities (3)	126,823	821	2.60	91,268	502	2.23	61,202	283	1.85
Federal Home Loan Bank of New York stock	25,487	398	6.26	24,820	414	6.76	26,600	325	4.90
Interest-earning deposits in financial institutions	57,061	192	1.35	82,341	253	1.25	69,928	139	0.80
Total interest-earning assets	3,905,167	35,935	3.69	3,816,636	34,682	3.69	3,628,261	32,660	3.61
Non-interest-earning assets	238,225			243,054			282,492
Total assets	$4,143,392			$4,059,690			$3,910,753

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,655,819	$2,312	0.56%	$1,682,346	$2,143	0.52%	$1,731,451	$2,079	0.48%
Certificates of deposit	900,437	3,738	1.67	821,860	3,068	1.51	593,492	1,820	1.23
Total interest-bearing deposits	2,556,256	6,050	0.95	2,504,206	5,211	0.84	2,324,943	3,899	0.67
Borrowed funds	475,067	2,115	1.79	464,750	1,927	1.68	495,656	1,852	1.50
Total interest-bearing liabilities	3,031,323	8,165	1.08	2,968,956	7,138	0.98	2,820,599	5,751	0.82
Non-interest bearing deposits	414,792			404,990			382,353
Accrued expenses and other liabilities	50,589			44,608			71,853
Total liabilities	3,496,704			3,418,554			3,274,805
Stockholders' equity	646,688			641,136			635,948
Total liabilities and stockholders' equity	$4,143,392			$4,059,690			$3,910,753

Net interest income		$27,770			$27,544			$26,909
Net interest rate spread (4)			2.61%			2.71%			2.79%
Net interest-earning assets (5)	$873,844			$847,680			$807,662
Net interest margin (6)			2.85%			2.93%			2.97%
Average interest-earning assets to interest-bearing liabilities			128.83%			128.55%			128.63%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2018			June 30, 2017
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,153,089	$62,243	3.98%	$3,008,361	$58,661	3.93%
Mortgage-backed securities (3)	504,126	5,794	2.32	440,111	4,616	2.12
Other securities (3)	109,144	1,323	2.44	59,723	535	1.81
Federal Home Loan Bank of New York stock	25,155	812	6.51	26,476	696	5.30
Interest-earning deposits in financial institutions	69,631	445	1.29	60,381	221	0.74
Total interest-earning assets	3,861,145	70,617	3.69	3,595,052	64,729	3.63
Non-interest-earning assets	240,627			283,165
Total assets	$4,101,772			$3,878,217

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,669,009	$4,455	0.54%	$1,733,794	$4,109	0.48%
Certificates of deposit	861,366	6,806	1.59	563,902	3,410	1.22
Total interest-bearing deposits	2,530,375	11,261	0.90	2,297,696	7,519	0.66
Borrowed funds	469,937	4,042	1.73	496,301	3,624	1.47
Total interest-bearing liabilities	3,000,312	15,303	1.03	2,793,997	11,143	0.80
Non-interest bearing deposits	409,918			382,689
Accrued expenses and other liabilities	47,615			70,237
Total liabilities	3,457,845			3,246,923
Stockholders' equity	643,927			631,294
Total liabilities and stockholders' equity	$4,101,772			$3,878,217

Net interest income		$55,314			$53,586
Net interest rate spread (4)			2.66%			2.83%
Net interest-earning assets (5)	$860,833			$801,055
Net interest margin (6)			2.89%			3.01%
Average interest-earning assets to interest-bearing liabilities			128.69%			128.67%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.